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                                                                   Exhibit 10.21
CHANGE OF CONTROL AGREEMENT ENTERED INTO at: Montreal
                                             ___________________________

                                         on: Oct. 1, 1998
                                             _______________________


BETWEEN:             GILDAN ACTIVEWEAR INC., a Company duly
                     incorporated, having its principal office at 725, Montee de Liesse, Montreal (Quebec) H4T 1P5 (hereinafter the "Company")

AND                  GEORGE SAM YU SUM
                     domiciled at: 30 Fallbrook
                     HAMPSTEAD, Quebec
                     (hereinafter the "Employee" or "he or "him")

1.0 Term of Agreement. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue in effect through the end of the two
      (2) year period commencing on the date the Change in Control occurs; provided, however, that, if payment of compensation and benefits has begun under this Agreement, the payment of such compensation and benefits shall continue beyond the end of the Term in accordance with the applicable section of this Agreement.

2.0 Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control as set forth below. For purposes of this Agreement, a "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

      (a) any individual, partnership, firm, Company, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person, becomes the "beneficial owner", directly or indirectly, of securities of


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            the Company representing 50.1% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company (the "Company Voting Securities"); provided, however, that any acquisition of Company Voting Securities by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any Company with respect to which, following such acquisition, substantially all of the combined voting power of the then outstanding voting securities of such Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, shall not constitute a Change in Control;

      (b) individuals who at the beginning of the Term constituted the Board and any new directors whose appointment by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least three-quarters (3/4) of the directors then still in office who either were directors at the beginning of the Term or whose appointment or nomination for election was previously so approved cease for any reason to constitute a majority of the members of the Board;

      (c) assets of the Company representing fifty (50) percent or more of the net book value of the assets of the Company determined as of the date of the audited financial statements of the Company then most recently published, are sold, liquidated or distributed; or

      (d) ten (10) percent or more of the value of the assets of the Company or the voting securities of the Company are about to be transferred or have been transferred because of any taking,


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            seizure, or defeasance as a results of, or in connection with (i)
            nationalization, expropriation, confiscation, coercion, force or duress or other similar action or (ii) the imposition of a confiscatory tax, assessment or other governmental charge or levy. The value of the assets of the Company shall be determined as of the date of the audited financial statements of the Company most recently published prior to the date of the transfer

      A Change in Control shall also be deemed to occur as of the date the Company executes an agreement which, if carried out, would result in the occurrence of a Change in Control as described above, but only with respect to a termination of employment occurring after the execution of such agreement and prior to the expiration or termination of such agreement.

3.0 Potential Change in Control. Notwithstanding his right to terminate employment at any time with proper notice, the Employee agrees, subject to the terms and conditions of this Agreement, to remain in the employ of the Company in the event of a Potential Change in Control until the earliest of (a) a date which is three hundred and sixty five (365) days from the occurrence of such Potential Change in Control, (b) the termination of his employment by reason of death or Disability as defined in Section 4(a) of this Agreement, or (c) the date on which he first becomes entitled under this Agreement to receive the benefits provided in Section 5(c) of this Agreement. For purposes of this Agreement, a Potential Change in Control shall be deemed to have occurred if:

      (a) the Company enters into an agreement which, if carried out, would result in the occurrence of a Change in Control;

      (b) any person publicly announces an intention to take or to consider taking actions which if carried out would constitute a Change in Control;


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      (c)   the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

4.0   Termination Following Change in Control. If any of the events described in
      Section 2 hereof constituting a Change in Control shall have occurred, the Employee shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of his employment during the Term, unless such termination is because of death, Cause or Disability, or by the Employee for other than Good Reason.

      (a) Disability. If, as a result of the Employee's incapacity due to a physical or mental illness which is determined to cause permanent impairment in the ability to perform the Employee's duties, the Employee shall have been absent from the full-time performance of his duties with the Company for one hundred eighty (180) consecutive days following the earlier of the Change in Control or the commencement of the absence, and within thirty (30) days after written Notice of Termination is given, the Employee shall not have returned to the full-time performance of your duties, the Company may terminate the Employee's employment for "Disability".

      (b) Cause. Termination by the Company of the Employee's employment for "Cause" shall mean termination upon (i) the Employee having engaged in fraud, theft or embezzlement of Company funds or (ii) the Employee having been convicted of felony or criminal offense or
            (iii) the Employee having willfully engaged in conduct that is demonstrably and materially injurious or result in significant damage to the Company, monetarily or otherwise.

      (c) Good Reason. The Employee shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement,


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            "Good Reason" shall mean the occurrence, without the Employee's written consent, of any of the following:

            (i) Inconsistent Duties. A meaningful and detrimental alteration in the Employee's position or reporting relationship or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control;

            (ii) Reduced Salary. A reduction by the Company in the Employee's annual base salary as in effect on the date hereof.

            (iii) Relocation. The relocation of the office of the Company where the Employee is employed at the time of the Change in Control to a location that is more than one sixty (60) miles away.

            (iv) Incentive Compensation Plans. The failure by the Company to continue in effect any incentive compensation plan in which the Employee participates, or any other similar plans adopted prior to the Change in Control, unless the Employee is eligible to participate in, and are entitled to the opportunity to receive a comparable level of benefits under, an ongoing substitute or alternative plan (it being understood that the manner or method of payment and the form of consideration need not to be the same as existed in the original plans); or the failure by the Company to continue the Employee's participation therein on at least as favorable a basis, both in terms of the amount of benefits available to him and the level of the Employee's participation relative to other participants, as existed at the time of the Change in Control;


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            (v)   Employment Benefits (Group Insurance and Perquisites). The
                  failure by the Company to continue to provide the Employee with benefits at least as favorable as those enjoyed under any of the Company's life insurance, accidental death, medical and disability plans in which he was participating at the time of the Change of Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material perquisite enjoyed by him at the time of the Change in Control, including, without limitation and to the extent applicable, the use of secretarial services, office space, telephones, computer facilities and expense reimbursement.

            (vi) No Assumption by successor. The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
                  Section 6 hereof, or, if the business or undertaking in connection with which the Employee's services are principally performed is sold at any time after a Change in Control and his employment is transferred as a result, the purchaser of such business shall fail to agree to provide the Employee with the same or a comparable position, duties, compensation and benefits (as described in clauses (iv) and (v) above) as provided to him by the Company immediately prior to the Change in Control; or

      (d) Notice of Termination. Any purported termination of the Employee's employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination


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            provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. The Employee's failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of "Good Reason" shall not waive his rights hereunder or preclude him from asserting such fact or circumstance in enforcing his rights hereunder.

      (e) Date of Termination and Interim Compensation. "Date of Termination shall mean (i) if the Employee's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the full-time performance of his duties during such thirty (30) day period), (ii) if the Employee's employment is terminated pursuant to Section 4(b), the date specified in the Notice of Termination, and (iii) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in case of a termination pursuant to Section 4(c) above, shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given); provided that, except in the case of a termination pursuant to Section 4(b) above, if within thirty (30) days after any Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom has expired and no appeal has been perfected); provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the


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            solution of such dispute, the Company will continue to pay the
            Employee his full compensation in effect when the notice giving rise to the dispute was given, and continue the Employee as a participant in all compensation, benefit plans and perquisites in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this
            Section 4(e). Amounts paid under this Section 4(e) are in addition to all other amounts due under this agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5.0 Compensation During Disability or Upon Termination. Following a Change of Control, upon termination of the Employee's employment or Disability occurring during the Term, the Company shall cause the Employee to be provided with the following benefits:

      (a) Disability. During any period that the Employee fails to perform his full-time duties with the Company as a result of his Disability, he shall continue to receive his base salary at the rate in effect at the commencement of any such period, inclusive of all compensation payable to him under the Company's disability insurance coverage or other plans during such period, until his employment is terminated pursuant to Section 4(a) hereof. Thereafter, his benefits shall be determined in accordance with the Company's insurance programs and other benefit plans then in effect.

      (b) Termination by death, for Cause or Other Than for Good Reason. If the Employee's employment is terminated on account of death, by the Company for Cause or by him for other than for Good Reason, the Company shall pay him his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to him pursuant to the Company's benefit plans then in effect


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            and the Company shall have no further obligations to him under this
            Agreement.

      (c) By the Company Without Cause; By the Employee for Good Reason. If the Employee's employment is terminated by the Company without Cause and other than for Disability or death, or by him for Good Reason, then he shall be entitled to the benefits provided below:

            (i) Accrued Compensation. The Company shall pay him his full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given;

            (ii) Severance Payment. In lieu of any further salary payments to him for periods subsequent to the Date of Termination, the Company shall pay him, as severance pay, not later than the thirtieth (30th) business day following the Date of Termination (the "Payment Date"), a lump sum severance payment (the "Severance Payment") equal to the amount of base salary he would have earned had he continued to be employed until the end of the twenty-four (24) month period following the Date of Termination (the "Severance period") assuming that his rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to him by the Company (or any Company affiliated with the Company) during the twenty-four (24) month period immediately preceding the Date of Termination (the "Severance Salary Rate");

            (iii) Incentive Compensation Plans. The Company shall pay him any amounts required to be paid to him under the terms of any Company Stock Option Plan or any successor plan(s) in which he participates. The Company shall pay


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                  him, in cash, in a lump sum no later than the Payment Date, an amount in lieu of his participation in the Company's Annual Incentive Plan during the Severance Period which shall be equal to his target annual bonus, i.e. the set percentage of base salary pursuant to the Company's Annual Incentive Plan times his "Severance Salary Rate", for the year during which the Date of Termination occurs multiplied by the number of months during the Severance Period.

            (iv) Employment Benefits. The Company shall continue to provide him and his dependants with the same level of life, accidental death, disability, medical insurance benefits which he and his dependants were receiving or entitled to receive immediately prior to the Date of Termination until the end of the Severance Period or, if earlier, the date on which he and his dependants are provided coverage under similar plans of a subsequent employer. Contributions by the Employee required under such programs shall be payable to the Company or to the insurer, as applicable, on the same basis as if he continued to be employed during the Severance Period.

            (v) Vacation. The Company shall pay him, in cash, in a lump sum, no later than the Payment Date an amount equal to all accrued but unused vacation determined as of the Date of Termination. The amount of such payment shall be determined based upon his Severance Salary Rate. In no event shall the amount of vacation time to which the Employee is entitled be less than the amount to which he would have been entitled under the vacation policy in effect as of the Change in Control.

            (vi) Loans. The Employee shall make repayments of any loan issued by the Company in accordance with the repayment


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                  schedule under the loan as though he had not terminated
                  employment; except that full repayment of the loan shall be due on the earlier of the end of the Severance Period or the date repayment of the loan is due.

      (d) Tax Withholding. Unless expressly provided otherwise in an applicable provision of this Agreement, all payments to be made under this Section shall be subject to required statutory deductions at source.

      (e) No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by him as the result of employment whether by another employer or self-employment, after the Date of Termination, or otherwise, except as specifically provided in this Section.

6.0   Successors; Binding Agreement.

      (a) Assumption by Successor. The Company will require any successor company (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it had no such succession taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as that to which he would be entitled hereunder if he had terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing


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            the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "the Company" shall include any successor to the Company's business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, otherwise.

      (b) Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

7.0 Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or date relating to the Company or any of its affiliated companies, and their respective business, that shall have been obtained by him during his employment by the Company or any of its affiliated companies and that shall not be or become public knowledge unless required by law (other than by acts of him or his representatives in violation of this Agreement). After termination of the Employee's employment with the Company, he shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or date to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.


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8.0   Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing, addressed to GILDAN ACTIVEWEAR INC., 725, Montee de Liesse, Montreal (Quebec) H4T 1P5, Attention: Chief Executive Officer or to the Employee at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.0 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.0 Final Agreement. It is the intention of the Company and the Employee that the compensation and benefits to be provided to him under this Agreement shall be the only compensation and benefits to be provided to him by the Company in the event of his termination of employment following a Change in Control. No Agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

11.0 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Canada.


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12.0  Validity. The invalidity or unenforceability of any provision of this
      Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.0 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.0 No Contract of Employment. Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company.

15.0 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

16.0 English Language. The parties hereto declare that they require that this Agreement and any related documents be drawn up and executed in English.

      Les parties declarent qu'elles requierent que cette convention ainsi que tous documents relatifs a cette convention soient rediges et executes en anglais.



      GILDAN ACTIVEWEAR INC.              EMPLOYEE
        (the Company)

      /s/ H. Greg Chamandy                /s/ George Sam Yu Sum
      ____________________________        ________________________